Exhibit 10.6

WAIVER, SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
AND REAFFIRMATION OF GUARANTIES

                    THIS WAIVER, SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND REAFFIRMATION OF GUARANTIES, dated as of May 7, 2009 (this “Sixth Amendment”), is entered into by and between Quixote Corporation, a Delaware corporation (the “Borrower”), whose address is 35 East Wacker Drive, Chicago, Illinois 60601, and Quixote Transportation Safety, Inc., Transafe Corporation, Energy Absorption Systems, Inc., Energy Absorption Systems (AL) LLC, Surface Systems, Inc., Nu-Metrics, Inc., and Highway Information Systems, Inc., as Subsidiary Guarantors, (each being referred to herein as a “Guarantor” and collectively referred to herein as the “Guarantors”), and Bank of America, N.A., a national banking association (the “Lender”), whose address is 135 South LaSalle Street, Chicago, Illinois 60603.

RECITALS:

          A.      Borrower and Lender entered into that certain Amended and Restated Credit Agreement, dated as of April 20, 2005 (the “Original Credit Agreement”), as amended by that certain First Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties dated as of December 1, 2006, (the “First Amendment”), that certain Second Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties dated as of March 15, 2007 (the “Second Amendment”), that certain Third Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties dated as of November 7, 2007 (the “Third Amendment”), that certain Fourth Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties dated as of November 7, 2008 (the “Fourth Amendment”) and that certain Waiver, Fifth Amendment to Amended and Restated Credit Agreement and Reaffirmation of Guaranties dated as of February 9, 2009 (the “Fifth Amendment”, and together with the Original Credit Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, the “Credit Agreement”) pursuant to which Credit Agreement Lender has made a Revolving Loan to Borrower evidenced by that certain Second Amended and Restated Revolving Loan Note, dated as of February 9, 2009, in the maximum principal amount of $15,000,000, executed by Borrower and made payable to the order of Lender (the “Revolving Note”).

          B.      In connection with the Original Credit Agreement, the Guarantors executed and delivered to Lender that certain Guaranty dated as of May 16, 2003 in favor of Lender, as amended by that Reaffirmation and Amendment of Subsidiary Guaranty dated as of April 20, 2005 (the “Guaranty”).

          C.      Borrower has failed to comply with Section 7.4(D) and 7.4(E) of the Credit Agreement for the period ending March 31, 2009 (the “Existing Defaults”). Borrower has requested that Lender waive the Existing Defaults and Lender has agreed to waive the Existing Defaults on the terms and conditions set forth herein.

          D.      Borrower and the Guarantors have also requested, and Lender has agreed to, the modification of certain terms contained in the Credit Agreement as set forth herein, all pursuant to the terms and conditions hereinafter set forth herein.

          NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, the Guarantors and Lender hereby agree as follows:

AGREEMENTS:

          1.      RECITALS. The foregoing Recitals are hereby made a part of this Sixth Amendment.

          2.      DEFINITIONS. Capitalized words and phrases used herein without definition shall have the respective meanings ascribed thereto in the Credit Agreement.

          3.      WAIVER. Subject to the terms hereof, Lender, hereby waives the Existing Defaults. Lender and Borrower hereby agree that the foregoing waiver of the Existing Defaults shall in no way be deemed to be a waiver or forbearance of any other default, any Unmatured Default or any other Event of Default, whether now existing or hereafter arising, under the Credit Agreement (whether occurring before or after giving effect to this Sixth Amendment) or any other Loan Document.

          4.      AMENDMENTS TO THE CREDIT AGREEMENT.

4.1 Section 1.1 of the Credit Agreement.

(a) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions where alphabetically appropriate:

“Borrowing Base Amount” shall mean:

(a) an amount equal to 80% of the net amount (after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Eligible Accounts; plus

          (b)     the lesser of (i) an amount equal to 50% of the lower of cost or market value (after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Eligible Inventory, or (ii) Ten Million Dollars and 00/100 ($10,000,000); plus

          (c)     80% of the orderly liquidation value of machinery and equipment of Borrower and its Subsidiaries, plus 75% of the fair market value (as evidenced by an appraisal acceptable to Lender) of the real property of Borrower and Subsidiaries as pledged hereunder less the Curtailment Amount.

“Curtailment Amount” shall mean an amount equal to Three Million Five Hundred Twenty Five Thousand ($3,525,000) plus $75,000 on April 30, 2009 and on the 30th day of each month thereafter.

“Eligible Accounts” shall mean those Accounts of the Borrower or any Subsidiary which meet the following requirements:

          (a)     is genuine in all respects and have arisen in the ordinary course of the Borrower’s business from (i) the performance of services by the Borrower or the applicable Subsidiary, which services have been fully performed, acknowledged and accepted by the Account Debtor or (ii) the sale, license, assignment or lease of Goods by the Borrower, including C.O.D. sales, which Goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to and accepted by the Account Debtor, and the Borrower has possession of, or has delivered to the Lender at the Lender's request, shipping and delivery receipts evidencing such shipment;

(b) is subject to a perfected, first priority Lien in favor of the Lender and is not subject to any other assignment, claim or Lien;

          (c)     is the valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit (except as provided in subsection (h) of this definition), trade or volume discount, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the Goods or services which are the subject of such Account;

          (d)     the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to the Lender;

(e) it is not an Account arising from a “sale on approval”, “sale or return”, “consignment”, “guaranteed sale” or “bill and hold”, or are subject to any other repurchase or return agreement;

          (f)     it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower or any Subsidiary (or by any agent or custodian of the Borrower or any Subsidiary) for the account of, or subject to, further and/or future direction from the Account Debtor with respect thereto;

          (g)     it has not arisen out of contracts with the United States or any department, agency or instrumentality thereof, unless the Borrower has assigned its right to payment of such Account to the Lender pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to the Lender) of such assignment has been delivered to the Lender;

(h) if the Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor; including such Account, does not exceed such credit limit;

          (i)     if the Account is evidence by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the bank or, in the case of electronic chattel paper, shall be in the control of the Lender, in each case in a manner satisfactory to the Lender;

          (j)     such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than (i) sixty 60 days (except in the case of Energy Absorptions Systems, Inc., ninety (90) days), past the due date thereof; or (ii) ninety (90) days past the original invoice date thereof, in each case according to the original terms of sale;

          (k)     it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or the borrower or the applicable Subsidiary is exempt from filing such report and has provided the bank with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by the Borrower or the applicable Subsidiary for a nominal fee;

(l) the Account Debtor with respect thereto is not the Borrower or an Affiliate of the Borrower;

          (m)     such Account does not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment thereof by the Borrower or any Subsidiary to the Lender and is not unassignable to the Lender for any other reason;

          (n)     there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto, nor has the Account Debtor suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they come due, and/or no condition or event has occurred having a material adverse effect on the Account Debtor which would require the Accounts of such Account Debtor to be deemed uncollectible in accordance with GAAP;

          (o)     it is not owed by an Account Debtor with respect to which twenty five percent (25%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (j) of this definition;

          (p)     if the aggregate amount of all Accounts owed by the Account Debtor thereon exceeds twenty five percent (25%) of the aggregate amount of all Accounts at such time, then all Accounts owed by such Account Debtor in excess of such amount shall be deemed ineligible; and

          (q)     it does not violate the negative covenants and does satisfy the affirmative covenants of the Borrower contained in this Agreement, and it is otherwise not unacceptable to the Lender for any other reason.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Lender at any time hereafter determines in its discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Borrower.

“Eligible Inventory” shall mean all Inventory of the Borrower or any Subsidiary which meets each of the following requirements:

(a) it is subject to a perfected, first priority Lien in favor of the Lender and is not subject to any other assignment, claim or Lien;

(b) it is salable and not slow-moving, obsolete or discontinued, as determined in the sole and absolute discretion of the Lender;

          (c)     it is in the possession and control of the Borrower or any Subsidiary and it is stored and held in facilities owned by the Borrower or any Subsidiary or, if such facilities are not so owned, the Lender is in possession of a Collateral Access Agreement with respect thereto;

(d) is not Inventory produced in violation of the Fair Labor Standards Act and/or subject to the so-called “hot goods” provisions contained in Title 29 U.S.C. 215(a); and

(e) it is not subject to any agreement or license which would restrict the Lender’s ability to sell or otherwise dispose of such Inventory;

(f) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(g) it is not “in transit” to the Borrower or any Subsidiary or held by the Borrower or any Subsidiary on consignment;

(h) it is not “work-in-progress” Inventory;

(i) it is not supply items, packaging or any other similar materials;

(j) it is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory;

(k) it does not breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents; and

(l) the Lender shall not have determined in its reasonable discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any one of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

(b) The definition of “Revolving Loan Availability” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Revolving Loan Availability” shall mean at any time, the lesser of (a) the Revolving Loan Commitment less the Revolving Credit Obligations outstanding at such time, or (b) the Borrowing Base Amount less the Revolving Credit Obligations outstanding at such time.

4.2 Section 3.3(B) of the Credit Agreement. Section 3.3(B) of the Credit Agreement is hereby deleted it is entirety and replaced with the following:

(B)    issue (or amend) any Letter of Credit which has an expiration date later than the date which is the earlier of (x) one (1) year after the date of issuance thereof or (y) the Revolving Credit Termination Date; provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods; provided further, that, in the event any Letter of Credit has an expiration date beyond the Revolving Credit Termination Date, Borrower agrees that no later than five (5) days prior to the Revolving Credit Termination Date Borrower shall post collateral with the Lender, acceptable to the Lender in its sole discretion, in an amount equal to one hundred five percent (105%) of the face amount of such Letter of Credit.

4.3 Section 7.1(A) of the Credit Agreement. Section 7.1(a)(iii) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(iii)    Monthly Reports. As soon as practicable, and in any event, no later than the thirty (30) days after the end of each month, the consolidated and consolidating financial statement of Borrower and its Subsidiaries at the end of such period, including balance sheet, statement of income and such other information (including non-financial information) as the Lender may request, in reasonable detail, prepared by the Borrower.

          4.4      Section 7.1(A)(v), (vi) and (vii) are hereby deleted in their entirety and restated as follows:

(v)     Borrowing Base Certificate. The Borrower shall, within thirty (30) days after the end of each month, until the Collateral Release Date, deliver to the Lender a Borrowing Base Certificate in the form of Exhibit Q, attached hereto certified as accurate by the Borrower and acceptable to the Lender in its sole and absolute discretion; provided that this requirement shall expire upon Lender’s acceptance of Borrower’s Certificate of Compliance with the Release Covenants delivered in accordance with Section 7.1(J).

          (vi)      Aged Accounts Schedule. The Borrower shall, within thirty (30) days after the end of each month, deliver to the Lender an aged schedule of the Accounts of the Borrower, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by the Borrower.

          (vii)     Inventory Reports. The Borrower shall, within thirty (30) days after the end of each month, deliver to the Lender an inventory report, certified as accurate by the Borrower, and within such time as the Lender may specify, such other schedules and reports as the Lender may require.

          4.5     Section 7.4 of the Credit Agreement.

(a) Section 7.4(C) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(C) Minimum EBITDA. The Borrower and its consolidated Subsidiaries shall have EBITDA of at least Eight Hundred Fifty Thousand Dollars ($850,000) for the fiscal quarter ended June 30, 2009.

(b) Sections 7.4(D) and 7.4(E) are hereby deleted in their entirety and replaced with “Intentionally Omitted.”

          4.6     Exhibit Q of the Credit Agreement. Exhibit Q to the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

          5.       REAFFIRMATION OF GUARANTIES. Each of the Guarantors hereby expressly (a) consents to the execution by Borrower and Lender of this Sixth Amendment, (b) acknowledges that the “Guaranteed Debt” (as defined in each of the Guaranties) includes all of the obligations and liabilities owing from Borrower to Lender, including, but not limited to, the obligations and liabilities of Borrower to Lender under and pursuant to the Credit Agreement, as amended from time to time, and as evidenced by the Revolving Note, as modified, extended and/or replaced from time to time, (c) reaffirms, assumes and binds themselves in all respects to all of the obligations, liabilities, duties, covenants, terms and conditions that are contained in their respective Guaranty, (d) agrees that all such obligations and liabilities under their respective Guaranty shall continue in full force and effect and shall not be discharged, limited, impaired or affected in any manner whatsoever, and (e) represents and warrants that each of the representations and warranties made by such Guarantor in any of the documents executed in connection with the Loans remain true and correct as of the date hereof.

          6.      REPRESENTATIONS AND WARRANTIES. To induce Lender to enter into this Sixth Amendment, Borrower and each Guarantor hereby certifies, represents and warrants to Lender that:

          6.1     Organization. Borrower and each Guarantor is a corporation or a limited liability company duly organized, existing and in good standing under the laws of its state or organization with full and adequate corporate or limited liability power, as the case may be, to carry on and conduct its business as presently conducted. Borrower and each Guarantor is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing. The Articles of Incorporation or Organization, as the case may be, Bylaws (other than an amendment to the By-laws of Borrower dated July 24, 2008) or Operating Agreement, as the case may be, Resolutions and Incumbency Certificate of Borrower and each Guarantor have not been changed or amended since the certified copies thereof were delivered to Lender in connection with the Original Credit Agreement and the First Amendment. The state issued organizational identification number for Borrower and each Guarantor is listed on Schedule I hereto. The exact legal name of Borrower and each Guarantor is as set forth in the preamble of this Sixth Amendment, and neither Borrower nor any Guarantor currently conducts, nor has it during the last five (5) years conducted, business under any other name or trade name. Neither Borrower nor any Guarantor will change its name, its organizational identification number, if it has one, its type of organization, its jurisdiction of organization or other legal structure.

          6.2    Authorization. Borrower and each Guarantor is duly authorized to execute and deliver this Sixth Amendment and Borrower is and will continue to be duly authorized to borrow monies under the Credit Agreement, as amended hereby, and to perform its obligations under the Credit Agreement, as amended hereby.

          6.3     No Conflicts. The execution and delivery of this Sixth Amendment and the performance by Borrower and each Guarantor of its obligations under the Credit Agreement, as amended hereby, do not and will not conflict with any provision of law or of the articles of incorporation or bylaws of Borrower or any Guarantor or of any agreement binding upon Borrower or any Guarantor.

          6.4     Validity and Binding Effect. The Credit Agreement, as amended hereby, is a legal, valid and binding obligation of Borrower and each Guarantor, enforceable against Borrower and each Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

          6.5     Compliance with Credit Agreement. The representation and warranties set forth in Section VI of the Credit Agreement, as amended hereby, are true and correct with the same effect as if such representations and warranties had been made on the date hereof, with the exception that all references to the financial statements shall mean the financial statements most recently delivered to Lender and except for such changes as are specifically permitted under the Credit Agreement. In addition, other than as waived in Section 2 hereof, Borrower and each Guarantor has complied with and is in compliance with all of the covenants set forth in the Credit Agreement, as amended hereby, including, but not limited to, those set forth in Section VII thereof.

          6.6    No Event of Default. As of the date hereof, no Event of Default under Section VII of the Credit Agreement, as amended hereby, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred or is continuing.

          6.7     No Subordinated Debt Default. As of the date hereof, no default under any of the documents evidencing or securing any of the Subordinated Debt, or event or condition which, with the giving of notice or the passage of time, or both, would constitute a default under any of the documents evidencing or securing any of the Subordinated Debt, has occurred or is continuing.

          6.8     Schedules to Credit Agreement. Other than as shown by the updated Schedules attached hereto as Exhibit B, the Schedules attached to the Credit Agreement are true and correct as of the date hereof.

          7.       CONDITIONS PRECEDENT. This Sixth Amendment shall become effective as of the date above first written after receipt by Lender of the following:

          7.1     Sixth Amendment. This Sixth Amendment executed by Borrower, the Guarantors, and Lender.

          7.2     Resolutions. A certified copy of Resolutions of the board of directors of Borrower and each Guarantor authorizing the execution, delivery and performance of this Sixth Amendment and related loan documents.

          7.3     Certificate of Good Standing. Certificates of Good Standing for Borrower and each Guarantor from their respective jurisdictions of organization.

          7.4     Other Documents. Such other documents, certificates and/or opinions of counsel as Lender may request.

          8.       GENERAL.

          8.1     Governing Law; Severability. This Sixth Amendment shall be construed in accordance with and governed by the laws of Illinois. Wherever possible each provision of the Credit Agreement and this Sixth Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement and this Sixth Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Credit Agreement and this Sixth Amendment.

          8.2     Successors and Assigns. This Sixth Amendment shall be binding upon Borrower, the Guarantors, and Lender and their respective successors and assigns, and shall inure to the benefit of Borrower, the Guarantors, and Lender and the successors and assigns of Lender.

          8.3     Waiver of Claims. Borrower hereby acknowledges, agrees and affirms that it possesses no claims, defenses, offsets, recoupment or counterclaims of any kind or nature against or with respect to the enforcement of the Credit Agreement, as amended hereby, the Revolving Note or any other Loan Document (collectively referred to herein as the “Claims”), nor does Borrower now have knowledge of any facts that would or might give rise to any Claims. If facts now exist which would or could give rise to any Claim against or with respect to the enforcement of the Credit Agreement as amended hereby, the Revolving Note, and/or any other Loan Documents, Borrower hereby unconditionally, irrevocably and unequivocally waives and fully releases any and all such Claims as if such Claims were the subject of a lawsuit, adjudicated to final judgment from which no appeal could be taken and therein dismissed with prejudice.

          8.4     Continuing Force and Effect of Loan Documents and Guaranty. Except as specifically modified or amended by the terms of this Sixth Amendment, all other terms and provisions of the Credit Agreement and the other Loan Documents are incorporated by reference herein, and in all respects, shall continue in full force and effect. Borrower, by execution of this Sixth Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Credit Agreement and the other Loan Documents. Each of the Guarantors, by execution of this Sixth Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in Guaranty.

          8.5     Financing Statements. Borrower hereby irrevocably authorizes Lender at any time and from time to time to file in any jurisdiction any initial UCC financing statements and/or amendments thereto that (a) describe the Collateral, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment.

          8.6     References to Credit Agreement. Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof’, or words of like import, and each reference to the Credit Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Credit Agreement, as amended hereby.

          8.7     Expenses. Borrower shall pay all costs and expenses in connection with the preparation of this Sixth Amendment and other related loan documents, including, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of Lender or any affiliate or parent of Lender. Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Sixth Amendment and the other instruments and documents to be delivered hereunder, and agrees to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

          8.8     Counterparts. This Sixth Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

[Signatures on following page]

          IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment to the Amended and Restated Credit Agreement and Reaffirmation of Guaranties as of the date first above written.

Borrower:

QUIXOTE CORPORATION,
a Delaware corporation, as Borrower

By:	/s/ Daniel P. Gorey

Name:	Daniel P. Gorey
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Guarantors:

QUIXOTE TRANSPORTATION SAFETY, INC. TRANSAFE CORPORATION
ENERGY ABSORPTION SYSTEMS, INC.
ENERGY ABSORPTION SYSTEMS (AL) LLC SURFACE SYSTEMS, INC.
NU-METRICS, INC.
HIGHWAY INFORMATION SYSTEMS, INC.

By:	/s/ Daniel P. Gorey

Name:	Daniel P. Gorey
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Lender:

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Chris D. Buckner

Name:	Chris D. Buckner
Title:	Senior Vice President

Schedule I

Organizational Identification Numbers

CORPORATION	STATE	STATE ID

Quixote Corporation	Delaware	0720523
Quixote Transportation Safety, Inc.	Delaware	2803660
Transafe Corporation	Delaware	3197646
Energy Absorption Systems, Inc.	Delaware	0904033
Energy Absorption (AL) LLC	Delaware	3539333
Surface Systems, Inc.	Missouri	00157025
Nu-Metrics, Inc.	Pennsylvania	978728
Highway Information Systems, Inc.	Delaware	2867376

Exhibit A

Exhibit Q
Borrowing Base Certificate

          This Borrowing Bank Certificate (this “Certificate”) is given by Quixote Corporation, a Delaware corporation (“Borrower”), pursuant to, and in accordance with, the terms and provisions of Section 7.1(A)(v) of that certain Amended and Restated Credit Agreement dated as of April 20, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and between Borrower and Bank of America, N.A. (“Lender”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

          The officer executing this Certificate is an Authorized Officer of Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of Borrower. By executing this Certificate such officer hereby certifies to Lender that attached as Schedule I is a correct calculation of the Borrowing Base Amount.

QUIXOTE CORPORATION

By: __________________________________________
Name: ________________________________________
Title: _________________________________________